Exhibit 23.2

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Mr. Ben-Tsur Joseph, President and Director
Inrob Tech Ltd.
2 Haprat Street
Yavne, Israel 81827

Dear Mr. Joseph,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in Amendment No. 1 to the Registration Statement of Inrob Tech Ltd. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated April 20, 2007, as of December 31, 2006, and for each of the two years in the period ended December 31, 2006. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah, June 29, 2007